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PROSPECTUS DATED MARCH 12, 1999                   PRICING SUPPLEMENT NO. 23 TO
PROSPECTUS SUPPLEMENT                     REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                         DECEMBER 14, 1999
                                                                RULE 424(b)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:              $40,000,000          Optional Conversion:        N / A

Price To Public:                 100.0000%          Optional Repayment          Non-Call / Life
                                                    Date:
Underwriting Discount:              .1500%
Proceeds To Issuer:               99.8500%          Business Day                New York
                                                    Jurisdiction:

Settlement Date               December 17, 1999     Initial Redemption          N / A
(Original Issue Date):                              Percentage:

Specified Currency:           US Dollars            Initial Redemption          N / A
                                                    Date:

Authorized Denomination:      $1,000                Annual Redemption           N / A
                                                    Percentage Reduction:

Maturity Date:                January 17, 2001      Book Entry Note or          B / E
                                                    Certificated Note:
Interest Rate:                1 month USD Libor
                              + 18 basis points

Interest Payment Dates:       Monthly, 17th day     Total Amount of OID:        N / A
                              of each month or
                              as modified

Interest Determination        2 business days       Day Count:                  Act/360
Date:                         prior to the
                              Interest Payment
                              Dates
                                                    CUSIP:                      25766CBR4
First Interest Date:          January 18, 2000

Paying Agent:                 The Chase
                              Manhattan Bank

Settlement:                   DTC#: 443

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION